Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports

Fourth Quarter and Year-End Financial Results

MOCKSVILLE, NORTH CAROLINA, February 1, 2013 - Bank of the Carolinas Corporation (OTCQB: BCAR) today reported financial results for the three- and twelve-month periods ended December 31, 2012.

For the three-month period ended December 31, 2012, the Company reported a net loss available to common shareholders of $56,000 as compared to a net loss of $3.2 million for the third quarter of 2012 and a net loss of $8.8 million for the fourth quarter of 2011. Prior to the accrual for dividends and accretion on preferred stock, the Company had a net income of $186,000 for the three-month period ended December 31, 2012. The net loss per diluted common share was $0.02 for the fourth quarter of 2012 compared with a net loss per share of $0.82 for the third quarter of 2012 and a net loss per share of $2.26 for the fourth quarter of 2011.

For the year ended December 31, 2012, the Company reported a net loss available to common shareholders of $6.1 million, or $1.58 per common share, compared to a net loss of $29.2 million, or $7.49 per common share, for the year ended December 31, 2011.

The Company’s net interest margin was 2.73% in the fourth quarter of 2012, which is a decrease from 2.79% in the fourth quarter of 2011. Noninterest expense for the year, excluding the costs related to foreclosed real estate, decreased 1.4% in 2012 versus 2011 and for the three month periods decreased 13.9% in the fourth quarter of 2012 versus 2011. The Company made an effort to reduce its other noninterest expenses in order to offset the increased FDIC premiums, legal expenses, and costs related to the Company’s compliance with the regulatory consent order put in place in the second quarter of 2011.

The Company continues with significant improvement in the levels of nonperforming assets for the seventh consecutive quarter. As of December 31, 2012, the Company’s nonperforming assets decreased to $12.7 million and amounted to 2.91% of total assets as compared to $13.5 million or 3.02% of total assets as of September 30, 2012 and compared to $27.6 million, or 5.68% of total assets as of December 31, 2011. The allowance for loan losses was 2.55% of total loans as of December 31, 2012. Net loan recoveries amounted to $77,000 for the fourth quarter of 2012, as compared to net loan charge-offs of $1.6 million in the third quarter of 2012 and $3.6 million in the fourth quarter of 2011. The fourth quarter of 2012 is the Company’s first quarter of net loan recoveries in five years.

Total assets at December 31, 2012 amounted to $436.8 million, a decrease of 10.1% when compared to $486.0 million as of December 31, 2011. Loans totaled $270.4 million at December 31, 2012, a decline of 12.2% from a year earlier, and deposits decreased 10.4% over the prior year to $373.0 million. The Company’s deposit mix has improved by decreasing non-core brokered deposits by $27.6 million, or 64.7%, since December 31, 2011.

The Company’s banking subsidiary had a Tier 1 leverage capital ratio and Tier 1 capital to risk-weighted assets ratio of 3.55% and 4.99% respectively, while its total capital to risk-weighted assets ratio was 6.25% as of December 31, 2012.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

	December 31,
	2012	2011
	(Unaudited)	*
Assets:

Cash and due from banks, noninterest-bearing	$5,942	$5,044
Temporary investments	29,214	30,722
Investment securities	106,931	112,404
Loans	270,374	307,907
Less, allowance for loan losses	(6,890)	(8,101)

Total loans, net	263,484	299,806
Premises and equipment, net	11,843	12,229
Other real estate owned	4,976	8,524
Bank owned life insurance	10,536	10,732

Other assets	3,859	6,506

Total Assets	$436,785	$485,967

Liabilities:

Noninterest bearing demand deposits	$36,622	$34,034
Interest-checking deposits	37,768	37,306
Savings and money market deposits	111,459	106,308
Time deposits	187,123	238,565

Total deposits	372,972	416,213

Securities sold under repurchase agreements	45,362	45,381
Federal Home Loan Bank advances	—	—
Subordinated debt	7,855	7,855
Other liabilities	2,138	1,903

Total Liabilities	428,327	471,352

Shareholders’ Equity:

Preferred stock, no par value	13,179	13,179
Discount on preferred stock	(419)	(716)
Common stock, $5 par value per share	19,479	19,479
Additional paid-in capital	12,991	12,991
Retained earnings (loss)	(37,355)	(31,871)
Accumulated other comprehensive income	583	1,553

Total Shareholders’ Equity	8,458	14,615

Total Liabilities and Shareholders’ Equity	$436,785	$485,967

Preferred shares authorized	3,000,000	3,000,000
Preferred shares issued and outstanding	13,179	13,179
Unaccrued preferred stock dividend	1,405,760	582,072
Common shares authorized	15,000,000	15,000,000
Common shares issued and outstanding	3,895,840	3,895,840

Book value per common share	$(1.57)	$0.22

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share Data)

(Unaudited)

	Three months ended December 31		Year ended December 31
	2012	2011	2012	2011
	(Unaudited)	*	(Unaudited)	*
Interest income
Interest and fees on loans	$3,398	$3,983	$14,303	$17,398
Interest on securities	626	753	2,669	3,175
Other interest income	18	17	77	59

Total interest income	4,042	4,753	17,049	20,632

Interest expense
Interest on deposits	695	982	3,225	4,387
Interest on borrowed funds	570	578	2,268	2,653

Total interest expense	1,265	1,560	5,493	7,040

Net interest income	2,777	3,193	11,556	13,592
Provision for loan losses	(637)	2,998	2,359	17,565

Net interest income (loss) after provision for loan losses	3,414	195	9,197	(3,973)

Noninterest income
Customer service fees	309	299	1,176	1,250
Increase in value of bank owned life insurance	89	92	774	361
Gains on investment securities	43	(397)	2,190	(391)
Other income	8	3	28	19

Total noninterest income	449	(3)	4,168	1,239

Noninterest expense
Salaries and benefits	1,611	1,737	6,877	6,684
Occupancy and equipment	452	503	1,903	2,074
FDIC insurance assessments	375	567	1,600	1,516
Data processing expense	252	231	989	885
Valuation provisions and net operating costs associated with foreclosed real estate	2	1,172	2,417	5,222
Other	787	1,002	4,158	4,593

Total noninterest expenses	3,479	5,212	17,944	20,974

Income (Loss) before income taxes	384	(5,020)	(4,579)	(23,708)
Provision for income taxes	198	3,547	607	4,543

Net income (loss)	$186	$(8,567)	$(5,186)	$(28,251)

Dividends and accretion on preferred stock	(242)	(236)	(956)	(934)

Net loss available to common shareholders	$(56)	$(8,803)	$(6,142)	$(29,185)

Loss per common share:
Basic	$(0.02)	$(2.26)	$(1.58)	$(7.49)
Diluted	$(0.02)	$(2.26)	$(1.58)	$(7.49)

Weighted Average Common Shares Outstanding:
Basic	3,895,840	3,895,840	3,895,840	3,896,428
Diluted	3,895,840	3,895,840	3,895,840	3,896,428

*	Derived from audited financial statements

Bank of the Carolinas Corporation

Other Financial Data

(Dollars in thousands except per share amounts)

	As of or for the year ended December 31
	2012	2011	Change*
Average balance sheet data
Average loans	$287,764	$341,459	(15.73)%
Average earning assets	425,385	475,297	(10.50)
Average total assets	464,541	524,196	(11.38)
Average common shareholders’ equity	(2,691)	18,679	(114.41)
Average total shareholders’ equity	10,488	31,858	(67.08)

Period-end balance sheet data:
Total loans	$270,374	$307,907	(12.19)%
Allowance for loan losses	(6,890)	(8,101)	(14.95)
Total assets	436,785	485,967	(10.12)
Total deposits	372,972	416,213	(10.39)
Total common shareholders’ equity	(4,721)	1,436	(428.76)
Total shareholders’ equity	8,458	14,615	(42.13)

Asset quality indicators
Net loan charge-offs	$3,570	$16,327	(78.14)%
Total nonperforming loans	7,733	19,062	(59.43)
Total nonperforming assets	12,709	27,585	(53.93)

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	1.24%	4.78%	(354	)BP
Nonperforming loans to total loans	2.86	6.19	(333)
Nonperforming assets to total assets	2.91	5.68	(277)
Nonperforming assets to loan-related assets	4.62	8.72	(410)
Allowance for loan losses to total loans	2.55	2.63	(8)

Financial ratios
Return on average assets **	(1.12)%	(5.39)%	427	BP
Return on average common shareholders’ equity **	N/M	(156.25)	N/M
Net interest margin **	2.72	2.86	(14)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(1.58)	$(7.49)	78.91%
Diluted earnings (loss) per common share	(1.58)	(7.49)	78.91
Book value per common share	(1.57)	0.22	(817.48)

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.

Bank of the Carolinas Corporation

Other Financial Data (continued)

(Dollars in thousands except per share amounts)

	As of or for the three months ended December 31
	2012	2011	Change*
Average balance sheet data
Average loans	$275,572	$313,836	(12.19)%
Average earning assets	404,738	453,976	(10.85)
Average total assets	441,352	501,894	(12.06)
Average common shareholders’ equity	(4,649)	8,163	(156.95)
Average total shareholders’ equity	8,530	21,342	(60.03)

Asset quality indicators
Net loan charge-offs (recoveries)	$(77)	$3,588	(102.14)%

Asset quality ratios
Net-chargeoffs (recoveries) to average loans **	(0.11)%	4.54%	(465	)BP

Financial ratios
Return on average assets **	0.17%	(6.77)%	694	BP
Return on average common shareholders’ equity **	N/M	(427.84)	N/M
Net interest margin **	2.73	2.79	(6)

Per share amounts available to common shareholders
Basic earnings (loss) per common share	$(0.02)	$(2.26)	99.56%
Diluted earnings (loss) per common share	(0.02)	(2.26)	99.56
Book value per common share	(1.57)	0.22	(817.48)

*	BP denotes basis points. N/M denotes not meaningful.
**	ratio annualized.